Exhibit 10.2

January 8, 2020

Jeff Winzeler

2565 S. Sycamore Village Dr. Gold Canyon, AZ 85118

Dear Jeff:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Everspin Technologies, Inc. (the “Company”) is offering to you.

1.     SEPARATION. Your last day of work with the Company and your employment termination date will be January 31st, 2020 (the “Separation Date”).

2.    ACCRUED SALARY.  On the Separation Date, the Company will pay you all accrued salary earned through the Separation Date minus the mandatory furlough dates, subject to standard payroll deductions and withholdings.

3.   SEVERANCE BENEFITS.  If you timely sign this Agreement, allow it to become effective, and remain in compliance with your legal and contractual obligations to the Company, then the Company will deem your termination from the Company to be a termination without Cause, as defined in your Executive Employment Agreement with the Company dated April 25th, 2014 (the “Employment Agreement”), and provide you with the following severance benefits in accordance with the terms of the Employment Agreement:

a.   Cash Severance. The Company will pay you six (6) months of your base salary (for a total of $146,016.00), which will be paid (less deductions and withholdings) over the course of six (6) months following the Separation Date in accordance with the Company’s regular payroll schedule.

b.   Bonus. Within thirty (30) days after the Separation Date of your employment the Company will pay your 2019 bonus. We will calculate the final numbers based on actual bonus achievement in January of 2020 and communicate the amount to you in writing.

c.    Paid COBRA. Provided that you timely elect continued coverage under COBRA, then the Company shall reimburse you for the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period starting on the Separation Date and ending on July 31st, 2020. You must timely pay your premiums, and then provide the Company with proof of same to obtain reimbursement for your COBRA premiums under this Section 3.c.

d.   Accelerated Vesting/Post Termination Option Exercise Period. During your employment, you were granted certain equity interests (the “Awards”). The Company will accelerate the vesting of the Awards (Stock Options and RSUs) such that, as of the Separation Date, you will be deemed vested in those Awards that would have vested in the six (6) months following the Separation Date had you remained employed.

You will also have 6 months from the date of your separation to exercise stock options and RSUs. Due to IRS regulations, certain options convert from ISO to NSO 90 days after employment terminates. Please check with your investment professional to understand the tax implications of the conversion of your options.

4.    OTHER COMPENSATION OR BENEFITS.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits after the Separation Date. You further expressly acknowledge and agree that the severance benefits being provided to you under this Agreement are in full satisfaction of any severance benefits you are eligible to receive under the Employment Agreement.

5.    EXPENSE REIMBURSEMENTS.  You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

6.     RETURN OF COMPANY PROPERTY. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

7.     PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A.

8.    MUTUAL NON-DISPARAGEMENT.  You agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation or personal reputation; and the Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that you and the

Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

9.     NO  ADMISSIONS.  You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

10.   RELEASE OF CLAIMS.  In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”) the Arizona Wage Act, the Arizona Employment Protection Act, the Arizona Civil Rights Act, the Arizona Revised Statutes, the Arizona Administrative Rules, the Texas Human Rights Act and the Texas Labor Code. Notwithstanding the foregoing, you are not releasing the Company hereby from any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors’ and officers’ liability insurance. Also, excluded from this Agreement are any claims that cannot be waived by law.

11.   ADEA RELEASE.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so);

(c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

12.   PROTECTED RIGHTS.  You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

13.   REPRESENTATIONS.  You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

14.   MISCELLANEOUS.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Arizona without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

Sincerely,

By:
Jim Everett
Vice President of Global Human Resources

I  HAVE READ,  UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

1/19/20
Jeff Winzeler	Date

Exhibit A – Employee Proprietary Information and Inventions Assignment Agreement

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT